SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. ___ )*

TITAN CORP
___________________________________________________________

(Name of Issuer)

COMMON STOCK
___________________________________________________________
(Title of Class of Securities)

888266103

(CUSIP Number)

September 26, 2004

___________________________________________________________

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)

[X] Rule 13d - 1(c)

[ ] Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

(Continued on following page(s)

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America Corporation 56-0906609
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER
		SHARED VOTING POWER	3,616,854
SOLE DISPOSITIVE POWER
		SHARED DISPOSITIVE POWER	4,837,554
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,837,554
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7%
12	TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NB Holdings Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER
		SHARED VOTING POWER	3,452,454
SOLE DISPOSITIVE POWER
		SHARED DISPOSITIVE POWER	3,452,454
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,452,454
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America, NA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	3,173,315
		SHARED VOTING POWER	186,139
		SOLE DISPOSITIVE POWER	3,173,315
		SHARED DISPOSITIVE POWER	186,139
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,359,454
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0%
12	TYPE OF REPORTING PERSON* BK

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	185,889
SHARED VOTING POWER
		SOLE DISPOSITIVE POWER	185,889
SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 185,889
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NationsBanc Montgomery Holdings Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER
		SHARED VOTING POWER	93,000
SOLE DISPOSITIVE POWER
		SHARED DISPOSITIVE POWER	93,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	93,000
SHARED VOTING POWER
		SOLE DISPOSITIVE POWER	93,000
SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* BD

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER
SHARED VOTING POWER
SOLE DISPOSITIVE POWER
		SHARED DISPOSITIVE POWER	1,000,000**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

** The filing of this statement shall not be construed as an admission that Bank of America Corporation is for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Fleet National Bank 04-2472499
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	500
		SHARED VOTING POWER	293,825
		SOLE DISPOSITIVE POWER	300
		SHARED DISPOSITIVE POWER	384,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 385,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* BK

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER
		SHARED VOTING POWER	163,900
SOLE DISPOSITIVE POWER
		SHARED DISPOSITIVE POWER	384,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 384,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Oregon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	281,500
SHARED VOTING POWER
		SOLE DISPOSITIVE POWER	60,800
SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 281,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Trust Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Oregon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	103,100
SHARED VOTING POWER
		SOLE DISPOSITIVE POWER	103,100
SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

TITAN CORP.

Item 1(b). Address of Issuer's Principal Executive Offices:

3033 SCIENCE PARK ROAD

SAN DIEGO, CA 92121

Item 2(a). Name of Person Filing:

Bank of America Corporation

NB Holdings Corporation

Bank of America N.A.

Banc of Amercia Capital Management, LLC

NationsBanc Montgomery Holdings Corporation

Banc of America Securities LLC

NMS Services Inc.

Fleet National Bank

Columbia Management Group, Inc.

Columbia Management Advisors, Inc.

Columbia Trust Company

Item 2(b). Address of Principal Business Office or, if None, Residence:

Each Reporting Person has its or his principal business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Item 2(c). Citizenship:

Bank of America Corporation Delaware

NB Holdings Corporation Delaware

Bank of America N.A. United States

Banc of Amercia Capital Management, LLC North Carolina

NationsBanc Montgomery Holdings Corporation Delaware

Banc of America Securities LLC Delaware

NMS Services Inc. Delaware

Fleet National Bank United States

Columbia Management Group, Inc. Delaware

Columbia Management Advisors, Inc. Oregon

Columbia Trust Company Oregon

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number:

888266103

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4. Ownership:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

With respect to Subsidiary Identification and Classification, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 8. Identification and Classification of Members of the Group:

Not applicable.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 13, 2004

Bank of America Corporation

NB Holdings Corporation

Bank of America NA

Fleet National Bank

By: /s/ Charles F Bowman

Charles F. Bowman

Senior Vice President

Banc of America Capital Management, LLC

By: /s/ Vince Faughnan

Vince Faughnan, as attorney-in-fact pursuant to the powers of attorney dated February 14, 2002 attached hereto as exhibit 99.2

NationsBanc Montgomery Holdings Corporation

By: /s/ Robert Qutub

Robert Qutub

President

Banc of America Securities LLC

By: /s/ Robert J. Mulligan, Jr.

Robert J. Mulligan, Jr.

Managing Director

NMS Services Inc.

By: /s/ R. Kevin Beauregard

R. Kevin Beauregard

Vice President

Columbia Management Group, Inc.

Columbia Management Advisors, Inc.

By: /s/ Keith Banks

Keith Banks

President

Index Exhibit

SCHEDULE 13G

Exhibit Number Exhibit Description

    Joint Filing Agreement

    Power of Attorney

Exhibit 99.1

EXHIBIT 99.1 - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on Schedule 13G with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated: October 13, 2004

Bank of America Corporation

NB Holdings Corporation

Bank of America NA

Fleet National Bank

By: /s/ Charles F Bowman

Charles F. Bowman

Senior Vice President

Banc of America Capital Management, LLC

By: /s/ Vince Faughnan

Vince Faughnan, as attorney-in-fact pursuant to the powers of attorney dated February 14, 2002 attached hereto as exhibit 99.2

NationsBanc Montgomery Holdings Corporation

By: /s/ Robert Qutub

Robert Qutub

President

Banc of America Securities LLC

By: /s/ Robert J. Mulligan, Jr.

Robert J. Mulligan, Jr.

Managing Director

NMS Services Inc.

By: /s/ R. Kevin Beauregard

R. Kevin Beauregard

Vice President

Columbia Management Group, Inc.

Columbia Management Advisors, Inc.

By: /s/ Keith Banks

Keith Banks

President

Exhibit 99.2

EXHIBIT 99.3 - POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Capital Management, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, Banc of America Capital Management, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

BANC OF AMERICA CAPITAL MANAGEMENT, LLC

By: /s/ Edward D. Bedard

Edward D. Bedard

Managing Director

February 14, 2002